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                                                                        CONTACT:
                                           Media:  Lillian Kilroy (410) 277-2833
                             Investment Community: Ellen Grossman (410) 277-2889


                 PROVIDENT BANKSHARES RESCHEDULES SECOND QUARTER
                                EARNINGS RELEASE

BALTIMORE (July 16, 2001) -- Provident Bankshares Corporation (NASDAQ:PBKS), the parent company of Provident Bank, today announced the Company has rescheduled the release of its second quarter earnings in connection with the Company's comprehensive review of its $1.6 billion acquired second mortgage loan portfolio, including various associated loan losses.

Loan losses were identified in connection with a review of portfolio delinquency information and an internal audit that examined loans in the Company's acquired portfolio that were 120 days or more past due. The review identified a deficiency in loan servicing performed by a bankrupt outside service provider. The majority of loan losses identified in this review were serviced by this one provider and Provident has moved all remaining loan servicing from this bankrupt provider. In addition, the review revealed inadequate communication of portfolio delinquency information to the appropriate level of management. The Company is instituting appropriate changes.

The Company's internal review has identified approximately $6 million in pre-tax loan charge-offs and approximately $1 million in interest-related charges attributable to prior and current reporting periods. Management does not expect substantial additional prior-period losses related to this issue. Provident has also identified an additional $7 million of under-collateralized second mortgage loans for which the Company maintains an established reserve.

The delay in announcing earnings will allow the Company, working with its independent accountants, to finalize the results of this review and to determine the appropriate accounting treatment and the timing of any charge-offs or changes to reserves or earnings that may be required.

                                     -more-



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Provident Bankshares Corporation expects to report second quarter earnings on
Monday, August 6, 2001, followed by its earnings teleconference at 10:00 a.m.
(EST) on Tuesday, August 7, 2001. The teleconference will be webcast on www.provbank.com.
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Statements contained in this Press Release that are not historical facts are forward-looking statements, as the term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time.